Pacific Rim Geological Consulting, Inc.

P.O. Box 81906, Fairbanks, Alaska, USA 99708

Phone (907) 458-8951 Fax (907) 458-8511 email: Bundtzen@mosquitnet.com

Consent of Expert

United States Securities and Exchange Commission (USSEC)

I, Thomas K. Bundtzen, a Certified Professional Geologist (CPG) with the American Institute of Professional Geologists (AIPG), is a licensed geologist that operates the firm Pacific Rim Geological Consulting, Inc., in Fairbanks, Alaska, USA. I authored the following reports:

- the report and accompanying map product titled "Geology of the Chandalar Mining District, East Central Brooks Range, Northern Alaska", January 23, 2007, and
- the report and accompanying map product titled "Follow-up 2007 Geologic Mapping, Structural Analysis, and Evaluation of Gold Deposits in Chandalar Mining District, Northern Alaska", December 31, 2007.

I hereby consent to the filing of the reports with the Registration Statement of the Company on Form S-1 filed on or around December 30, 2010, and the use of and references to the subject matter of the reports contained therein. I also consent to the use of my name in the Registration Statement in regard to preparation of the reports.

Dated: 3RD day of January, 2011

AMERICAN INSTITUTE OF PROFESSIONAL GEOLOGISTS
CERTIFICATE NUMBER 10912
AIPG
THOMAS K. BUNDTZEN
CERTIFIED PROFESSIONAL GEOLOGIST

Thomas K. Bundtzen

Thomas K. Bundtzen, President
Pacific Rim Geological Consulting, Inc